Exhibit 15.1

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Lockheed Martin Corporation for the registration of its common stock of our reports dated April 26, 2017 and July 20, 2017 relating to the unaudited consolidated interim financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 26, 2017 and June 25, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia

July 20, 2017